EXHIBIT 99.1

Turner Announces Completed Steps Towards Final Closing with Infrastructure Focused Paving and Sealcoating Company

HOUSTON, Texas - 03-15-19 - Announcement - Turner Valley Oil and Gas, Inc. (the “Company”) (OTC: TVOG), a company focused on capitalizing on a technology-forward American infrastructure expansion, announced today that it has completed multiple key steps towards the completion of acquiring Paving and Sealcoating Company, Vision Services LLC D.B.A. American Paving - Visco Paving (“American”) which has current operations in Columbia, South Carolina, United States of America.

On March 6, 2019, following an initial Memorandum of Agreement (MOA) executed previously, Turner has completed a binding Purchase and Sales Agreement (PSA). In short order the initial cash outlay to American was paid as per the terms of the PSA, and the mandatory appraisal is ongoing and nearing completion with no complications foreseen as well. Turner and American look to finish this transaction shortly and have American become Turner’s first closed acquisition as it expands its infrastructure portfolio.

Highlights of the transaction include:

●	American has been operating for over 15 years.
●	Annual revenues for the business have ranged from $1.5MM to $5MM when operating at full capacity. Updated forecasts for 2019 will be forthcoming.
●	Turner expects to invest in and expand American as Turner becomes a fully operating infrastructure company.
●	The transaction will be done using Preferred Stock thereby limiting dilution to the existing
●	shareholder base.
●	Company website is located at https://americanpavingvisco.com/

The full agreement is viewable on Turner’s corporate website here:

https://tvoginc.com/wp-content/uploads/2019/03/TVOG-VIsco-Paving-Final-PSA-Fully-Executed-03-06-19.pdf

Investors should stay informed about upcoming announcements and filings regarding Turner’s evolving business plan that includes Form 10/S-1 completion, completion of GHS Investments, LLC placement, closing of previously announced acquisitions, new management, and additional revenue producing companies added under the TVOG umbrella.

Steve Helm, CEO of Turner commented, “This is the first step to establishing Turner within the infrastructure sector and will serve as a cornerstone to bolt-on acquisitions already announced and some very large opportunities that Turner is pursuing to come next. I wanted to thank our shareholders for their support as we have executed past milestones and are now reaching new ones.”

About Turner Valley Oil and Gas, Inc.

Turner (OTC:TVOG) is a solutions provider of innovative infrastructure solutions, services and differentiated infrastructure-related technologies to the U.S. infrastructure industry. The company is focused on the Services, Supply Chain and Technologies segments with plans to operate a wide range of businesses including road and highway pavement companies, supply chain related and technology/R&D companies that provide innovative solutions for the construction, maintenance and repair, support, transportation and technologies throughout the U.S. The TVOG website is located at https://TVOGInc.com.

Certain statements in this press release are forward-looking and involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.

Key Links:

OTC Markets Profile: http://www.otcmarkets.com/stock/TVOG/profile

Disclaimer: http://tvoginc.com/index.php/contactus/disclaimer/

Contacts:

Steve Helm, CEO

Turner Valley Oil And Gas, Inc.

Address: 1600 West Loop South, Suite 1600, Houston, Texas 77027

Phone: 1-713-588-9453

Email: info@TVOGinc.com

Website: http://TVOGInc.com